Exhibit 99.1

News Release	Williams Partners L.P. (NYSE: WPZ)
One Williams Center
Tulsa, OK 74172
800-600-3782
www.williamslp.com

DATE: Aug. 1, 2013

MEDIA CONTACT:	INVESTOR CONTACTS:
Tom Droege	John Porter	Sharna Reingold
(918) 573-4034	(918) 573-0797	(918) 573-2078

Williams Partners L.P. Announces Public Offering of Common Units

TULSA, Okla. – Williams Partners L.P. (NYSE: WPZ) today announced that it intends to commence a public offering of 21,500,000 common units representing limited-partner interests, with a 30-day option for the underwriter to purchase up to an additional 3,225,000 common units. The units will be offered by Williams Partners pursuant to an effective shelf registration statement on file with the Securities and Exchange Commission.

Williams Partners plans to use the net proceeds from the offering to repay amounts outstanding under the partnership’s commercial paper program, to fund capital expenditures and for general partnership purposes.

Barclays is acting as the sole underwriter. A copy of the preliminary prospectus supplement and prospectus relating to the offering may be obtained by contacting Barclays c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, toll-free: (888) 603-5847, barclaysprospectus@broadridge.com.

This news release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. A copy of the preliminary prospectus supplement and related base prospectus may be obtained on the SEC website at www.sec.gov or from the underwriter:

Barclays

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NY 11717

Phone: 888-603-5847

E-mail: Barclaysprospectus@broadridge.com

About Williams Partners L.P. (NYSE: WPZ)

Williams Partners L.P. is a leading diversified master limited partnership focused on natural gas transportation; gathering, treating, and processing; storage; natural gas liquid (NGL) fractionation; and oil transportation. The partnership owns interests in three major interstate natural gas pipelines that, combined, deliver 14 percent of the natural gas consumed in the United States. The partnership’s gathering and processing assets include large-scale operations in the U.S. Rocky Mountains and both onshore and offshore along the Gulf of Mexico. Williams (NYSE: WMB) owns approximately 68 percent of Williams Partners, including the general-partner interest. More information is available at www.williamslp.com, where the partnership routinely posts important information.

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the partnership believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the partnership’s annual reports filed with the Securities and Exchange Commission.

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